FORM 8-K/A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 31, 2001
                                                           ------------


                        TELEPHONE AND DATA SYSTEMS, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                     1-14157                 36-2669023
         --------                     -------                 ----------
         (State or other              (Commission             (IRS Employer
         jurisdiction of              File Number)            Identification
         incorporation)                                       No.)


   30 North LaSalle Street, Chicago, Illinois                 60602
------------------------------------------------              ------
   (Address of principal executive offices)                   Zip Code)

Registrant's telephone number, including area code:  (312) 630-1900


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets.
          -------------------------------------

On May 31, 2001, Telephone and Data Systems, Inc.'s 35,837,271 VoiceStream Wireless Corporation common shares were converted into 131,461,861 Deutsche Telekom AG ordinary shares and $570.0 million of cash. Each VoiceStream share held by TDS was converted into 3.6683 shares of Deutsche Telekom and $15.9062 of cash. This transaction was a result of the merger of VoiceStream Wireless Corporation with a subsidiary of Deutsche Telekom.

A copy of the TDS news release is attached as an exhibit to this Current Report on Form 8-K/A.

As of March 31, 2001, TDS reported Gross Unrealized Holding Losses from Marketable Equity Securities of $683.8 million in its Form 10-Q. Of this amount, $588.9 million represented an unrealized holding loss on TDS's investment in VoiceStream as a result of a decline in the market price of VoiceStream common stock since TDS acquired such stock on May 4, 2000. This amount, net of taxes, was previously reflected in Accumulated Other Comprehensive Income (Loss) by TDS.

As of May 31, 2001, the pre-tax loss on TDS's investment in VoiceStream increased to $644.9 million and was recognized as a component of income as a result of the conversion of VoiceStream shares to Deutsche Telekom shares and cash. The effect of the transaction will be to reduce TDS's net income for the quarter ended June 30, 2001 by approximately $390 million.

This realization of loss for accounting purposes is a one-time, non-recurring event that has no effect on cash.


Item 7.  Financial Statements and Exhibits
         ---------------------------------

         Exhibits
         --------

The exhibits accompanying this report are listed in the accompanying Exhibit Index.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.




Telephone and Data Systems, Inc.
(Registrant)

Date:    June 22, 2001


By: /s/  D. Michael Jack
   -------------------------------
     D. Michael Jack
     Vice President and Controller
     (Principal Accounting Officer)

                                  EXHIBIT INDEX


Exhibit Number                        Description of Exhibit
--------------                        ----------------------

   99.1 News release announcing the conversion of VoiceStream shares into Deutsche Telekom shares and cash.